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                               QUANTUM CORPORATION
                                   EXHIBIT 11

                 STATEMENT OF COMPUTATION OF EARNINGS PER SHARE

(In thousands except per share data)                      Year ended March 31,
                                                ------------------------------------
                                                   1996          1995         1994
                                                ------------------------------------
PRIMARY
Weighted average number of common
  shares outstanding                              51,841        45,401       43,341
Incremental common shares attributable
  to outstanding options                               -*        1,918        1,626
                                                --------      --------     --------

Total shares                                      51,841        47,319       44,967
                                                ========      ========     ========

Net income (loss)                              $(90,456)      $ 81,591     $  2,674
                                               -========      ========     ========

Net income (loss) per share                    $  (1.74)      $   1.72     $    .06
                                               -========      ========     ========

FULLY DILUTED
Weighted average number of common
  shares outstanding                             51,841         45,401       43,341
Incremental common shares attributable to:
  Outstanding options                             3,011          1,929        1,759
  6 3/8% convertible subordinated
     debentures                                   8,129         11,708       11,708
  5% convertible subordinated notes               1,302              -            -
                                               --------       --------    ---------

Total shares                                     64,283         59,038       56,808
                                               ========       ========    =========
Net income (loss):
  Net income (loss)                            $(90,456)      $ 81,591    $   2,674
  Add interest on convertible debt,
    net of tax                                    6,957          8,128        8,128
                                               --------       --------    ---------

  Adjusted net income (loss)                   $(83,499)      $ 89,719    $  10,802
                                               ========       ========    =========

Net income (loss) per share                    $  (1.30)*     $   1.52    $     .19 *
                                               ========       ========    =========

* The primary net income (loss) per share is shown in the statements of operations for both primary and fully diluted, as the effect of the assumed conversion of the subordinated debentures is anti-dilutive. For fiscal 1996, the effect of common stock equivalents is also anti-dilutive for the primary loss per share.